Exhibit 99.1

2007-10

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON RECEIVES CONTRACT FOR SUBSEA SYSTEMS ON PYRENEES PROJECT OFFSHORE AUSTRALIA

HOUSTON (July 11, 2007) -- Cameron (NYSE: CAM) has been awarded a contract worth approximately $110 million to provide 13 subsea trees, manifolds and related equipment for BHP Billiton’s Pyrenees project offshore Northwest Australia.
Under the contract, Cameron will provide engineering and project management services, 13 wellhead and subsea tree systems, control systems, several subsea manifolds and the associated flowline connection system, chokes and related equipment. Initial equipment delivery and installation is scheduled for the fourth quarter of 2008, with additional deliveries of trees, manifolds and associated equipment to continue through 2010. In addition, further expansion of the Pyrenees field beyond the initial 13 wells is expected in the future.
Cameron President and Chief Operating Officer Jack B. Moore said, “We are pleased to extend our relationship with BHP Billiton to include the development of the Pyrenees area offshore Australia, and we welcome the opportunity to assist them in developing this important oil province. We have provided equipment in support of BHP Billiton's programs in a number of worldwide locations, including Australia, the North Sea and the Gulf of Mexico.”  Moore noted that Cameron has a long history of providing subsea equipment and services in support of development programs in Australia, and has been a supplier to the country’s energy industry for more than thirty years.
   Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from those described in forward-looking statements. These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Such factors include the Company’s ability to successfully manufacture and deliver, and BHP Billiton’s acceptance of, the subsea systems ordered.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.